BAZAARVOICE, INC.

FIRST AMENDMENT TO
OFFER LETTER

September 12, 2016

This FIRST Amendment to Offer Letter (this “Amendment”) amends the Offer Letter, dated as of April 2, 2013 (the “Offer Letter”), by and between Bazaarvoice, Inc., a Delaware corporation (the “Company”), and Ryan Robinson (the “Executive”), and is made and entered into as of the date first set forth above, by and between the Company and the Executive. Capitalized terms not defined herein shall have the meanings given to them in the Offer Letter.
RECITALS
A.     The Company and the Executive previously entered into the Offer Letter in connection with the initial employment of the Executive.
B.    The Company and the Executive desire to amend the Offer Letter to provide certain additional severance benefits to the Executive as set forth below.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Vesting Acceleration. Section 3(c) of the Offer letter will be amended and restated in its entirety to read as follows:
“Vesting Acceleration In the event of your Termination Upon Change of Control (as defined in your applicable equity grant), 100% of your unvested option and restricted stock unit shall immediately vest.”
2.Severance. New paragraph 10 will be added as follows:
“10.    Severance Benefits. In the event that your employment with the Company is terminated, you will be entitled to receive certain severance benefits. The Company’s severance obligations, and the terms and conditions of such severance obligations are set forth in Exhibit A, which is incorporated into this letter agreement and attached hereto.”
3.Exhibit A. Exhibit A to the Offer Letter is hereby deleted and replaced with Exhibit A attached hereto and incorporated by this reference.
4.Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.
5.Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
6.Continuing Effect. Except to the extent expressly set forth in this Amendment, all of the terms and conditions of the Offer Letter shall continue and remain in full force and effect. Each reference to the Offer Letter shall be deemed a reference to the Offer Letter as amended hereby.

7.Successors and Assigns. The terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Amendment, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Amendment, except as expressly provided in this Amendment.
[Signature Pages Follow]

In Witness Whereof, the parties hereto have executed this First Amendment to Offer Letter as of the date first written above.

COMPANY

BAZAARVOICE, INC.

By: /s/ Gene Austin
Name: Gene Austin
Title: Chief Executive Officer

EXECUTIVE

/s/ Ryan Robinson

Ryan Robinson

EXHIBIT A

1. Severance.

(a)    As set forth in the accompanying letter agreement, you and the Company shall be entitled to terminate your employment with the Company at any time, for any or no reason. Upon your termination of employment, you shall be entitled to the following:

(i)if the Company terminates your employment for Cause, if you resign without Good Reason, or if your employment is terminated due to death or Disability, you shall be entitled to (A) your Base Salary through the date of termination; (B) reimbursement of all expenses, including travel, for which you are entitled to be reimbursed pursuant to the Company’s current expense reimbursement policy, but for which you have not yet been reimbursed; and (C) no other severance or benefits of any kind, except as set forth below or as otherwise required by law or pursuant to any written Company plans or policies, as then in effect;

(ii)if the Company terminates your employment without Cause, or if you resign for Good Reason, then, in addition to the benefits described in Section 1(a)(i) above, subject to the limitations of Section 1(b) and Section 2 of this Exhibit A, you shall be entitled to receive a severance package equal to: (a) severance payments in an aggregate amount equal to six (6) months of your then-current Base Salary, to be paid in six (6) equal monthly installments beginning on the Company’s first regular payroll date falling at least eight (8) days after the effective date of the release described in Section 1(c) below (except as otherwise provided in paragraph 1(c)), in accordance with the Company’s regular payroll practices, and shall be less applicable withholding; (b) 50% of your then-current target annual bonus assuming 100% achievement of plan, to be paid on the Company’s first regular payroll date falling at least eight (8) days after the effective date of the release described in Section 1(c) below (except as otherwise provided in paragraph 1(c)), in accordance with the Company’s regular payroll practices, and shall be less applicable withholding; and (c) payment by Company of the premiums required to continue your group health care coverage for a period of six (6) months following your termination, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that you elect to continue and remain eligible for these benefits under COBRA, and do not become eligible for health coverage through another employer during this period; and

(iii)in the event of a Termination Upon Change of Control, then, in addition to the benefits described in Section 1(a)(i) above, subject to the limitations of Section 1(b) and Section 2 of this Exhibit A, you shall be entitled to receive a severance package equal to: (a) severance payments in an aggregate amount equal to twelve (12) months of your then-current Base Salary, to be paid in twelve (12) equal monthly installments beginning on the Company’s first regular payroll date falling at least eight (8) days after the effective date of the release described in Section 1(c) below (except as otherwise provided in paragraph 1(c)), in accordance with the Company’s regular payroll practices, and shall be less applicable withholding; (b) 100% of your then-current target annual bonus assuming 100% achievement of plan, to be paid on the Company’s first regular payroll date falling at least eight (8) days after the effective date of the release described in Section 1(c) below (except as otherwise provided in paragraph 1(c)), in accordance with the Company’s regular payroll practices, and shall be less applicable withholding; and (c) payment by Company of the premiums required to continue your group health care coverage for a period of twelve (12) months following your termination, under the applicable provisions of COBRA, provided that you elect to continue and remain eligible for these benefits under COBRA, and do not become eligible for health coverage through another employer during this period.

(b)    Conditions Precedent. Any severance payments contemplated by Sections 1(a)(ii) and 1(a)(iii) above are conditional on your: (i) continuing to comply with the terms of the accompanying letter agreement and the EPIA; and (ii) complying with the release requirements of Section 1(c) below. Notwithstanding the foregoing, this Section 1(b) shall not limit your ability to obtain expense reimbursements pursuant to the Company’s current expense reimbursement policy or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.

(c)    Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 1(a)(ii) or Section 1(a)(iii) of this Exhibit A will be subject to your signing and not revoking a separation agreement including a general release of claims relating to your employment and/or the accompanying letter agreement and this Exhibit A against the Company or its successor, its subsidiaries and their respective directors, officers and stockholders and affirmation of obligations hereunder and under the EPIA in a form reasonably satisfactory to the Company or its successor (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to severance or benefits under this letter. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable. Notwithstanding anything to the contrary in this Agreement, in the event that your termination occurs at a time during the calendar year where it would be possible for the Release to become effective in the calendar year following the calendar year in which your termination occurs, any severance that would be considered Deferred Payments (as defined in Section 3 of this Exhibit A) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (1) the Release Deadline, (ii) such time as required by the payment schedule applicable to each severance benefit, or (iii) such time as required by Section 3 of this Exhibit A.

2. Definitions. The following terms shall have the meaning ascribed to each such term:

(a)“Termination Upon Change of Control” means any termination of your employment by the Company without Cause or as a result of your resignation with Good Reason during the period commencing on or after the date that the Company has signed a definitive agreement or that the Company’s board of directors has endorsed a tender offer for the Company’s stock that in either case when consummated would result in a Change of Control (even though consummation is subject to approval or requisite tender by the Company’s stockholders and other conditions and contingencies) and ending at the earlier of the date on which such definitive agreement or tender offer has been terminated without a Change of Control or on the date which is twelve (12) months following the consummation of any transaction or series of transactions that results in a Change of Control.

(b)“Cause” means (i) your willful and continued failure to perform substantially your duties with the Company (other than any such failure resulting from your Disability), (ii) any act of personal dishonesty, fraud or misrepresentation taken by you which was intended to result in substantial gain or personal enrichment for you at the expense of the Company, (iii) the willful engaging by you in illegal conduct or gross misconduct which is or is reasonably likely to be injurious to the Company; (iv) your conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State; (v) your breach of the terms of your agreement(s) with the Company relating to proprietary information and inventions assignment, including your EPIA; or (vi) your material breach of the terms of this letter. For purposes of this letter, clauses (i), (v) and (vi) shall constitute “Cause” only after you have received from the Board written notice describing the circumstances of such breach or failure in reasonable detail and have been given a reasonable cure period of not less than thirty (30) days.

(c)“Change of Control” means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities; (b) the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect), unless at least fifty (50%) percent of the combined voting power of the voting securities of the entity acquiring those assets is held by persons who held the voting securities of the Company immediate prior to such transaction or series of transactions; (d) the dissolution or liquidation of the Company, unless after such liquidation or dissolution all or substantially all of the assets of the Company are held in an entity at least fifty (50%) percent of the combined voting power of the voting securities of which is held by persons who held the voting securities of the Company immediately prior to such liquidation or dissolution; or (e) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

(d)“Disability” means that you, at the time notice is given, have been unable to substantially perform your duties under the accompanying letter agreement for not less than one-hundred and twenty (120) work days within a twelve (12) consecutive month period as a result of your incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.

(e)“Good Reason” refers to the existence or occurrence of the following, provided in each case that your resignation occurs within thirty (30) days after the original occurrence of such event: (i) a change in your position with the Company or a successor entity that materially reduces your position, title, duties and responsibilities or the level of management to which you report; (ii) a material reduction in your total compensation and benefits package (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs as established from time to time); or (iii) a relocation of your place of employment by more than fifty (50) miles from the Company’s current offices in Austin, Texas; provided, however, an event described in clauses (i), (ii) or (iii) of this paragraph shall give rise to Good Reason if and only if such change, reduction or relocation is effected without your consent. Your resignation will not be deemed to be for Good Reason unless you first provide the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following such notice, during which such condition has not been cured.

3.     Section 409A. The Company intends that all severance payments made under this letter comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. If, at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A and the severance benefits payable under this letter, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”), payment of such Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following your termination of employment. You and the Company agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.

4.     Notices. All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if (i) delivered personally or by overnight courier, (ii) delivered by facsimile transmission with delivery confirmation, or (iii) mailed (postage prepaid by certified or registered mail, return receipt requested) (effective three business days following mailing) to you at the address set forth on the first page hereof or to the Company at the Company’s then-current principal executive office. An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this letter if sent with return receipt requested to the electronic mail address specified by the receiving party. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within five (5) days after receipt of the written request for Nonelectronic Notice. Any party from time to time may change its address, facsimile number, electronic mail address, or other information for the purpose of notices to that party by giving written notice specifying such change to the other party heret